Registration No. 333-168254

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Valeant Pharmaceuticals International, Inc. (Exact Name of Registrant as Specified in Its Charter)
Canada (State or Other Jurisdiction of Incorporation or Organization)	7150 Mississauga Road Mississauga, Ontario Canada L5N 8M5 (Address of Principal Executive Offices Including Zip Code)	Not Applicable (I.R.S. Employer Identification No.)

Valeant Pharmaceuticals International 2006 Equity Incentive Plan Valeant Pharmaceuticals International 2003 Equity Incentive Plan (Full Title of the Plans)

CT Corporation 111 Eighth Avenue New York, New York 10011 (212) 590-9200 (Name, address and telephone number, including area code, of agent for service)

Copies to:
Robert Chai-Onn Executive Vice President, General Counsel and Corporate Secretary Valeant Pharmaceuticals International, Inc. 7150 Mississauga Road Mississauga, Ontario, Canada L5N 8M5 (905) 286-3000	Erik R. Tavzel, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer :	Accelerated filer G
Non-accelerated filer G (Do not check if a smaller reporting company)	Smaller reporting company G

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value		N/A	N/A	N/A
The Valeant Pharmaceuticals International 2006 Equity Incentive Plan	20,941,729(3)	N/A	N/A	N/A
The Valeant Pharmaceuticals International 2003 Equity Incentive Plan	3,297,715(4)	N/A	N/A	N/A
Total	24,239,444	N/A	N/A	N/A

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of the Registrant’s common shares, no par value (the “Common Shares”), as may become issuable under any of the above plans by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration and that results in an increase in the number of outstanding Common Shares.

(2)
Not applicable.  All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of our Registration Statement on Form S-4 on July 21, 2010, as amended by Amendment No. 1 filed on August 18, 2010.  Accordingly, no additional filing fee is required.  See “Explanatory Note.”

(3)
Represents 20,941,729 Common Shares issuable under outstanding stock options or pursuant to outstanding Restricted Stock Units granted under the Valeant 2006 Equity Incentive Plan, which were assumed in connection with the Merger (as defined below).

(4)
Represents 3,297,715 Common Shares issuable under outstanding stock options or pursuant to outstanding Restricted Stock Units granted under the Valeant 2003 Equity Incentive Plan, which were assumed in connection with the Merger.

EXPLANATORY NOTE

Valeant Pharmaceuticals International, Inc. (formerly Biovail Corporation, and herein referred to as the “Registrant”), hereby amends its Registration Statement on Form S−4 (Registration No. 333-168254) filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2010, as amended by Amendment No. 1 filed with the Commission on August 18, 2010, which the Commission declared effective on August 20, 2010 (the “Form S−4”), by filing this Post−Effective Amendment on Form S-8 (this “Post Effective Amendment No. 1”).  The Registrant filed the Form S-4 in connection with the Merger (as defined below).

On June 20, 2010, the Registrant, a Canadian corporation, Biovail Americas Corp. (“BAC”), a Delaware corporation and wholly owned subsidiary of the Registrant, Beach Merger Corp., a Delaware Corporation and wholly owned subsidiary of BAC (“Merger Sub”), and Valeant Pharmaceuticals International (“Old Valeant”), a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to the Merger Agreement, Merger Sub merged with and into Old Valeant on September 28, 2010 (the “Merger”), and, as a result of the Merger, Old Valeant became a wholly owned subsidiary of BAC.  At the effective time of the Merger, each outstanding share (other than shares owned by Old Valeant in treasury, BAC, Merger Sub or the Registrant or those shares in respect of which appraisal rights are properly exercised under Delaware law) of common stock, par value $0.01 per share, of Old Valeant (“Old Valeant Common Stock”) was converted into the right to receive 1.7809 shares (the “Exchange Ratio”) of the Registrant’s common shares, no par value (the “Common Shares”), plus cash in lieu of fractional shares.

In addition, except as otherwise provided in any employment agreement, at the effective time of the Merger each outstanding stock option to acquire Old Valeant Common Stock (each, an “Old Valeant Stock Option”) and each restricted stock unit award that did not fully vest as a result of the Merger, in each case issued pursuant to either the Valeant Pharmaceuticals International 2006 Equity Incentive Plan, as amended by Amendment 2010-1 to the Valeant Pharmaceuticals International 2006 Equity Incentive Plan (the “Valeant 2006 Equity Incentive Plan”) or the Valeant 2003 Equity Incentive Plan (together with the Valeant 2006 Equity Incentive Plan, the “Plans”) (each, a “Continuing Award”), was adjusted to take into account the special dividend of $16.77 per share of Old Valeant Common Stock (the “Pre-Merger Special Dividend”), which, in accordance with the Merger Agreement, Old Valeant declared on September 27, 2010, payable to Old Valeant stockholders of record as of the close of business on such date, by multiplying the number of shares underlying each Continuing Award by 1.5710 (rounded down to the nearest whole share) and, in the case of the Old Valeant Stock Options, by dividing the per share exercise price of each Old Valeant Stock Option by 1.5710 (rounded up to the nearest whole cent).  Each Continuing Award was then converted into an award to acquire common shares of the Registrant on the same terms and conditions as were applicable to the award prior to the Merger, determined by multiplying the number of shares of Old Valeant Common Stock underlying each Continuing Award (as adjusted to take into account the Pre-Merger Special Dividend) by the Exchange Ratio (rounded down to the nearest whole share) and, in the case of each Old Valeant Stock Option, by dividing the per share exercise price (as adjusted to take into account the Pre-Merger Special Dividend) by the Exchange Ratio (rounded up to the nearest whole cent).

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 relating to 24,239,444 Common Shares issuable upon the exercise of options and awards granted pursuant to the terms of the Plans.  The number of Common Shares registered hereby was determined by aggregating the number of shares subject to each Continuing Award as determined above.  All such shares were previously registered on the Form S−4 but will be subject to issuance pursuant to this Post-Effective Amendment No. 1.

PART I

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on February 26, 2010;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 7, 2010;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on August 6, 2010;

(4)
the Registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2010, February 25, 2010 (film number 10631839), May 19, 2010, June 21, 2010, June 23, 2010, July 16, 2010, July 23, 2010, September 20, 2010, September 22, 2010, and September 23, 2010; and

(5)
the description of the Registrant’s Common Shares contained in (1) the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 10, 1996, (2) the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on June 5, 2000, and (3) any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

 ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

 ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 124(1) of the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or the other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.  The CBCA also provides, under Section 124(2), that the Registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; however, the individual shall repay the moneys if the individual does not fulfill condition (i) and where applicable, condition (ii), above.  Furthermore, under Section 124(4) of the CBCA, the Registrant may, with court approval, indemnify an individual described above or advance moneys as described above in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with the Registrant or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils condition (i) and where applicable, condition (ii), above.  An individual referred to above is entitled to indemnification from the Registrant as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils the conditions (i) and (ii) above.

The Registrant’s bylaws provide for the indemnification of a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or the other entity on condition that such individual fulfills conditions (i) and (ii) above.  The Registrant’s bylaws also authorize it to enter into agreements evidencing the Registrant’s indemnity in favor of the foregoing persons to the full extent permitted by law.

The Registrant has entered into indemnification agreements with its officers and directors in respect of any legal claims or actions initiated against them in their capacity as officers and directors of the Registrant or the Registrant’s subsidiaries in accordance with applicable law. These agreements include bearing the reasonable cost of legal representation in any legal or regulatory action in which they may become involved in their capacity as the Registrant’s officers and directors. Pursuant to such indemnities, the Registrant bears the cost of the representation of certain officers and directors.

The Registrant maintains insurance for certain liabilities incurred by its directors and officers in their capacity with the Registrant or its subsidiaries.

 ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

 ITEM 8. EXHIBITS.

The exhibits to this Post-Effective Amendment No. 1 are listed in the Exhibit Index hereto and are incorporated by reference herein.

 ITEM 9. UNDERTAKINGS.

(a)           The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Ontario, on this 28 day of September, 2010.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.,

By:	/s/ Margaret Mulligan
Name: Margaret Mulligan
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below as of the 28 day of September, 2010.

Signature	Title
/s/ J. Michael Pearson	Chief Executive Officer (Principal Executive Officer) and Director
J. Michael Pearson /s/ Margaret Mulligan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Margaret Mulligan *	Chairman of the Board of Directors
William M. Wells *	Director
Dr. Laurence E. Paul *	Director
Robert N. Power *	Director
Lloyd M. Segal *	Director
Michael Van Every

*	By:	/s/ Margaret Mulligan
Margaret Mulligan
Attorney-in-Fact

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Margaret Mulligan, J. Michael Pearson, Robert Chai-onn and William Wells, or any of them individually, such person’s true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 of Biovail Corporation and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons as of the 28 of September, 2010.

/s/ Robert A. Ingram	Director
Robert A. Ingram /s/ Theo Melas-Kyriazi	Director
Theo Melas-Kyriazi /s/ G. Mason Morfit	Director
G. Mason Morfit /s/ Norman A. Provencio	Director
Norma A. Provencio /s/ Katharine B. Stevenson	Director
Katharine B. Stevenson

EXHIBIT INDEX

Exhibit Number	Description

4.1	Valeant Pharmaceuticals International 2006 Equity Incentive Plan.*
4.2	Amendment 2010-1 to the Valeant Pharmaceuticals International 2006 Equity Incentive Plan.*
4.3	Valeant Pharmaceuticals International 2003 Equity Incentive Plan.*
5.1	Opinion of Blakes, Cassels & Graydon LLP as to the validity of the Common Shares of the Registrant.**
23.1	Consent of Blakes, Cassels & Graydon LLP (included in the opinion filed as Exhibit No. 5.1).
23.2	Consent of Ernst & Young LLP.*
24.1	Powers of Attorney.***
24.2	Powers of Attorney (included on the Signature Page to this Post-Effective Amendment No. 1 on Form S-8).*

*	Filed herewith.
**	Previously filed as an exhibit to the Registrant’s Registration Statement of Form S-4, to which this is Post-Effective Amendment No. 1 on Form S-8.
***	Previously filed on the Signature Page to the Registrant’s Registration Statement on Form S-4, to which this is Post-Effective Amendment No. 1 on Form S-8.